SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 AMENDMENT No. 3

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) January 29, 1998 (AMENDING FORM 8-K DATED AUGUST 18, 1997 AS AMENDED BY FORM 8-K/A'S DATED
                     OCTOBER 21, 1997 AND DECEMBER 17, 1997)



                       PUBLIC STORAGE PROPERTIES XI, INC.
                       ----------------------------------
             (Exact name of registrant as specified in its charter)




  CALIFORNIA                          1-10709                       95-4300881
----------------------------   -----------------------     --------------------
(state or other jurisdiction   (Commission File Number)         I.R.S. Employer
  of incorporation                                       Identification  Number)



                701 WESTERN AVE., GLENDALE, CALIFORNIA 91201-2397
                -------------------------------------------------
               (Address of principal executive offices) (Zip Code)



     Registrant's telephone number, including area code: (818) 244-8080
                                                         --------------


                                       N/A
                                       ---
          (Former name or former address, if changed since last report)

Item 5.  OTHER EVENTS

         a.  Proposed Merger and Exchange
             ----------------------------

         Public Storage Properties XI, Inc. (PSP11) and American Office Park Properties, Inc. (AOPP) have agreed, subject to certain conditions, to merge, pursuant to an Amended and Restated Agreement and Plan of Reorganization by and among PSP11, AOPP and Public Storage, Inc. (PSI) dated as of December 17, 1997. AOPP, an affiliate of PSI, owns and operates commercial properties directly and through a consolidated partnership. Upon the merger of AOPP into PSP11, each of the 1,819,937 outstanding shares of PSP11's common stock series A (other than
shares  held  by  holders  of  PSP11's   common   stock   series  A  ("Series  A
Shareholders") who have properly  exercised  dissenters' rights under California law) would continue to be owned by the Series A Shareholders or converted into the right to receive cash as follows: (i) with respect to up to 20% of the outstanding common stock series A of PSP11, $20.50 in cash and (ii) the balance of the outstanding common stock series A of PSP11 would continue to be owned by the Series A Shareholder. In the merger, (i) each share of PSP11's common stock series B and each share of PSP11's common stock series C would be converted into
 .8641 shares of PSP11's common stock series A (or up to 20% in cash ) and (ii) each share of AOPP's capital stock will be converted into 1.18 shares of PSP11's common stock series A ( or up to 20% in cash ). After the merger, PSP11 would have approximately 11,903,000 outstanding shares of common stock series A (assuming no cash elections, with approximately an additional 7,649,000 shares reserved for issuance upon conversion of partnership interests of AOPP's consolidated partnership into PSP11's common stock series A. After the merger, the ownership of PSP11 by public shareholders will be reduced from approximately 63% to 13% while that of PSI will increase from 37% to 41% (assuming no cash elections and no conversion of partnership interests). Concurrently with the merger, PSP11 will exchange 13 mini-warehouses for 11 commercial properties owned by PSI. The merger is conditioned on, among other requirements, PSP11's receipt of a fairness opinion from a financial advisor and approval by PSP11's shareholders. After the merger, PSP11 will be a self-managed and self-advised REIT which will own and operate directly and through a consolidated partnership 64 commercial properties (including three properties under contract) located in 10 states with approximately 7.4 million net rentable square feet of space and, in addition, will manage, for a fee, 36 commercial properties. It is expected that the merger would close in the first or second quarter of 1998.

         For further information regarding the merger, see the Amended and Restated Agreement and Plan of Reorganization which is filed as Exhibit 2 hereto and is incorporated herein by this reference.

         b.  Summary Financial Information
             -----------------------------


                                               Nine Months Ended September 30, 1997           Year Ended December 31, 1996
                                                             PSP11            PSP11                     PSP11           PSP11
                                                          Post-Merger      Post-Merger               Post-Merger     Post-Merger
                                                          (Pro Forma)      (Pro Forma)               (Pro Forma)     (Pro Forma)
                                               PSP11        No Cash       Maximum Cash    PSP11        No Cash      Maximum Cash
                                             Historical   Elections(1)   Elections(1)(2)Historical   Elections(1)   Elections(1)(2)
                                             ----------   ------------   -------------- ----------   ------------   ---------------
                                                          (amounts in thousands except per share and property data)
OPERATING DATA:
Revenues
   Rental revenues                           $  5,644    $   52,311      $   52,311     $  7,220    $   66,039      $   66,039
   Facility management fees                         -           293             293            -           375             375
   Interest and other income                       55           377             377           33            76              76
                                             ----------   ------------   -------------- ----------   ------------   ---------------
                                                5,699        52,981          52,981        7,253        66,490          66,490
                                             ----------   ------------   -------------- ----------   ------------   ---------------
Expenses:
   Cost of operations                           2,062        18,124          18,124        2,728        24,511          24,511
   Cost of managing facilitates                     -            66              66            -            91              91
   Depreciation and amortization                  877         9,533           9,533        1,150        12,709          12,709
   General and administrative                     164         1,156           1,156          217         1,660           1,660
   Interest expense                                 -         1,549           1,824            3         1,949           2,316
                                             ----------   ------------   -------------- ----------   ------------   ---------------
                                                3,103        30,428          30,703        4,098        40,920          41,287
                                             ----------   ------------   -------------- ----------   ------------   ---------------

Income before minority interest                 2,596        22,553          22,278        3,155        25,570          25,203
Minority interest in income (3)                     -        (7,951)         (7,987)           -        (9,014)         (9,036)
                                             ----------   ------------   -------------- ----------   ------------   ---------------
Net income                                   $  2,596    $   14,602       $  14,291     $  3,155    $   16,556      $   16,167
                                             ==========   ============   ============== ==========   ============   ===============

BALANCE SHEET DATA(AT END OF PERIOD):
   Cash and cash equivalents                 $  2,273    $    7,303      $    5,000
   Total assets                                28,809       451,335         449,032
   Total debt                                       -        26,900          32,059
   Minority interest                                -       133,699         133,699
   Shareholders' equity                        27,170       284,653         277,191

PER SHARE OF COMMON STOCK
Net income(4):
   Primary                                   $    1.32   $      1.04     $      1.04    $    1.59   $      1.18     $      1.18
   Fully-diluted                                  1.03                                       1.24
   Book value (at end of period)                 10.75         20.21           20.20        10.53
Weighted average shares of
   common stock (in thousands)(5)
   Primary                                       1,820        14,088          13,724        1,831        14,088          13,724
   Fully-diluted                                 2,527                                      2,538

PROPERTY DATA:
   Business parks:
     Net rentable square feet at end of
       period (000's)                              191         7,782           7,782          191         7,782           7,782
     Number of facilities with business
       park space at end of period                   4            66              66            4            66              66
     Weighted average occupancy for the             98%           96%             96%          97%           96%             96%
       period
     Weighted average monthly realized
       rent per occupied square feet for      $   0.63    $     0.77      $     0.77     $   0.60    $     0.73      $     0.73
       the period

   Mini-warehouses:
     Net rentable square feet at end of
       period (000's)                             738             -               -          738           -               -
     Number of facilities with
       mini-warehouse space at end of              13             -               -           13           -               -
       period
     Weighted average occupancy for the            93%            -               -         92%            -               -
       period
     Weighted average monthly realized
       rent per occupied square feet for      $  0.74             -               -      $   0.72          -               -
       the period

OTHER DATA:
  Funds from operation (6)                    $ 3,473     $  20,787       $  20,419      $ 4,305     $ 24,785        $ 24,319



(1) The unaudited pro forma data was prepared to reflect the proposed merger (the "Merger") of American Office Park Properties, Inc. ("AOPP") and Public Storage Properties XI, Inc. ("PSP11"). Under the Merger Agreement:


     *    AOPP will merge into PSP11.

     * Each outstanding share of PSP11 Common Stock will continue to be owned by current holders or converted into the right to receive $20.50 in cash. The amount of cash elections (the "Cash Elections") will be limited to 20% of the total outstanding shares of PSP11. If a PSP11 shareholder does not elect cash, he or she will continue to own PSP11 Common Stock.

     * Each share of PSP11 Common Stock Series B and each share of PSP11 Common Stock Series C will be converted into either .8641 share of PSP11 Common Stock or the right to receive $17.71 in cash (up to 20% of the outstanding Series B and Series C), at the option of the shareholders. All of the Series B and Series C shareholders have indicated that they intend to elect PSP11 Common Stock in the Merger.

     * Each share of AOPP Common Stock will be converted into either 1.18 shares of PSP11 Common Stock or the right to receive $24.19 in cash (up to 20% of the outstanding AOPP Common Stock), at the option of an AOPP shareholder. All of the AOPP shareholders have indicated that they intend to elect PSP11 Common Stock in the Merger.

     * Concurrent with the Merger, PSP11 will exchange 11 mini-warehouses and two properties that combine mini-warehouse and commercial space for 11 commercial properties owned by Public Storage, Inc. ("PSI").

The Merger will be treated as a reverse merger whereby AOPP will be treated as the accounting acquirer using the purchase method. This has been determined based upon the following:

     * The business focus post Merger will continue to be that of AOPP's which includes the acquisition, ownership and management of commercial properties. Prior to the Merger, PSP11's business focus has been primarily on the ownership and operation of its mini-warehouse properties which represent approximately 88% of its portfolio.

     * Following the Merger, assuming completion of all pending AOPP transactions the public shareholders of PSP11 will own approximately 7% of the outstanding shares. After the Merger PSP11's interest in the Operating Partnership, assuming completion of all proposed transactions, will be approximately 65%.

In addition to the proposed Merger, the pro forma data reflects the following AOPP transactions:

     1.  On  January  2,  1997,  AOPP  formed  a  partnership   (the  "Operating
         Partnership"); concurrent with the formation of the Operating Partnership (i) the Operating Partnership acquired 26 commercial properties from PSI and affiliated entities in exchange for 4,859,000 units of limited partnership ("OP Units"), (ii) AOPP acquired nine commercial properties from PSI in exchange for 1,000,000 shares of Preferred Stock of AOPP and (iii) AOPP contributed these nine commercial properties to the Operating Partnership for 1,000,000 OP Units. In addition, AOPP contributed its property management operations and other net assets to the Operating Partnership in exchange for 829,500 OP Units.

     2. In April, 1997, the Operating Partnership acquired four commercial properties from PSI in exchange for 1,235,500 OP Units.

     3. On July 31, 1997, AOPP acquired two commercial properties from an unaffiliated third party for cash totaling $33,750,000. AOPP raised the cash for this acquisition by issuing 1,690,000 shares of AOPP Common Stock to PSI for cash totaling $33,800,000.

     4. On September 24, 1997, the Operating Partnership acquired one commercial property from an unaffiliated third party for an aggregate cost of $10,374,000, consisting of cash $10,050,000 and the issuance of 12,000 OP Units having a value of $324,000.

     5. On December 10, 1997, the Operating Partnership purchased a commercial property for $3,875,000, consisting of $3,575,000 in cash and the issuance of 11,111 units having a value of $300,000.

     6. In December 1997, AOPP reached agreements in principle to acquire three commercial properties form unaffiliated third parties for an aggregate cost of $54,338,000, consisting of cash totaling $19,900,000, the issuance of 279,200 OP Units having a value of $7,538,000 and the assumption of $26,900,000 of mortgage debt.

     7. On December 24, 1997, AOPP completed a transaction under which AOPP issued an aggregate of 4,482,852 shares of AOPP common stock and limited partnership interests convertible into AOPP common stock to a subsidiary of a state pension fund, and the subsidiary of the state pension fund, through a merger and contribution, transferred to AOPP six commercial properties ($118,655,000) and $1,000,000 cash. All of the limited partnership interests issued in connection with this transaction have been converted in AOPP common shares. AOPP incurred approximately $3,300,000 in transaction costs. See Item 5c - Agreement with Subsidiary of State Pension Plan.

     8. On January 13, 1998, the Operating Partnership purchased a commercial property for $22,643,000, consisting of cash of $22,450,000 and the issuance of 7,143 OP units having a value of $193,000.

     9. On January 23, 1998, AOPP entered into an agreement with a group of institutional investors under which AOPP would issue up to 5,740,741 shares of AOPP common stock at $27.00 per share in separate tranches. The first tranche, 1,851,852 shares or $50.0 million, will be issued in January 1998. The remainder of the shares are to be issued as the funds are required by AOPP.

(2) Maximum cash elections assumes 20% of the outstanding shares of PSP11 Common Stock Series A elect to take $20.50 in cash in connection with the Merger.

(3) As a result of the Merger, PSP11 will replace AOPP as the sole general partner of the Operating Partnership. Minority interests represents ownership of Operating Partnership Units which are not owned by PSP11. The Operating Partnership Units, subject to certain conditions of the Operating Partnership Agreement, are convertible into shares of PSP11 Common Stock Series A on a one-for-one basis. Pro forma Operating Partnership Units outstanding during each pro forma period and owned by minority interest totaled 7,649,193.

(4) Primary earnings per share represents the shareholders' rights to distribution out of the respective period's net income, which is calculated by dividing net income after reduction for any distributions made to the holders of the PSP11 Common Stock Series B (holders of the PSP11 Common Stock Series C are not entitled to cash distributions) by the weighted average number of shares of PSP11 Common Stock. Fully diluted earnings per shares assumes conversion of the PSP11 Common Stock Series B and C into PSP11 Common Stock Series A. In connection with the Merger, the PSP11 Common Stock Series B and C converted into PSP11 Common Stock Series A - see note (1).

(5) In connection with the reorganization of a partnership which was the predecessor to PSP11, PSP11 issued PSP11 Common Stock Series A and PSP11 Common Stock Series B and C. The capital structure of PSP11 was designed to reflect the economic rights of the limited partners and general partners in the predecessor partnership and the capital shares were distributed to the limited and general partners in respect of their interests in the predecessor partnership.


     PSP11 Common Stock Series A shares are entitled to 100% of cash distributions from operations from PSP11 until (a) the sum of (1) all cumulative dividends and other distributions from all sources to the holders of PSP11 Common Stock Series A shares of PSP11 and (2) the cumulative predecessor partnership distributions from all sources with respect to all units equal (b) the product of $20 multiplied by the number of the then-outstanding shares of PSP11 Common Stock Series A ("Conversion").

     As of September 30, 1997, Conversion will occur with respect to PSP11 when $5,397,000 in additional distributions are made to holders of PSP11 Common Stock Series A (assuming no further repurchases of PSP11 Common Stock Series A).

(6) Funds from operations (FFO) is defined by PSP11 as net income, computed in accordance with generally accepted accounting principles (GAAP), before depreciation, amortization and extraordinary or non-recurring items. FFO is presented because PSP11 considers FFO to be a useful measure of the operating performance of a REIT which, together with net income and cash flows, provides investors with a basis to evaluate the operating and cash flow performances of a REIT. FFO does not take into consideration scheduled principal payments on debt and capital improvements. Accordingly, FFO is not necessarily a substitute for cash flow or net income as a measure of liquidity or operating performance or ability to make acquisitions and capital improvements or ability to pay distributions or debt principal payments. Also, FFO as computed and disclosed by PSP11 may not be comparable to FFO computed and disclosed by other REITs.

Funds from operations is computed as follows:

                                               Nine Months Ended September 30, 1997           Year Ended December 31, 1996
                                               ------------------------------------           ----------------------------
                                                          Pro Forma -      Pro Forma -               Pro Forma -     Pro Forma -
                                               PSP11        No Cash       Maximum Cash    PSP11        No Cash      Maximum Cash
                                             Historical    Elections        Elections   Historical    Elections       Elections
                                             ----------    ---------        ---------   ----------    ---------       ---------
                                                                   ($ in thousands, except per share data)

Net income                                     $2,596       $14,602         $14,291      $ 3,155     $   16,556      $   16,167
Depreciation and amortization                     877         9,553           9,553        1,150         12,709          12,709
Minority interest in income                         -         7,951           7,987            -          9,014           9,036
                                             ----------    ---------        ---------   ----------    ---------       ---------
Funds from operations                           3,473        32,106          31,831        4,305         38,279          37,912
Funds from operations allocable to
  minority interest                                 -       (11,319)        (11,412)           -        (13,494)        (13,593)
                                             ----------    ---------        ---------   ----------    ---------       ---------
Funds from operations allocable to
  shareholders                                 $3,473       $20,787         $20,419      $ 4,305     $   24,785      $   24,319
                                             ==========    =========        =========   ==========    =========       =========

         c.   Agreement with Subsidiary of State Pension Plan
              -----------------------------------------------

         GENERAL. In December 1997, AOPP and the Operating Partnership issued to Acquiport Corporations (collectively, "Acquiport"), subsidiaries of the New York State Common Retirement Fund an aggregate of 4,482,852 shares of AOPP common stock and limited partnership interests convertible into AOPP common stock, and Acquiport, through a merger and contribution, transferred to AOPP and the Operating Partnership a total of six commercial properties located in California and $1,000,000 in cash. These properties were valued at $118,655,000 based on arm's length negotiation between AOPP and Acquiport resulting in an issuance price of $26.47 per share of AOPP common stock or an equivalent of $22.43 per share of PSP11 Common Stock at the exchange ratio for the merger of 1.18. It is contemplated that all of these properties will be held by the Operating Partnership. All of Acquiport's limited partnership interests have been converted into AOPP common stock. The agreement also requires AOPP (PSP11 after the merger of AOPP into PSP11) to purchase a seventh property from Acquiport, provided that certain conditions with respect to such property are met within one year of the acquisition of the six properties. After the merger of AOPP into PSP11, the agreements between AOPP and Acquiport will be enforceable against PSP11.

     After the merger of AOPP into PSP11, Acquiport would own approximately 46% of the PSP11 Common Stock (28% upon conversion of all interests in the Operating Partnership) or, if the full $155,000,000 of common stock are issued to a group of institutional investors, 29% of the PSP11 Common Stock (18% upon conversion of all interests in the Operating Partnership).

    UNWINDING TRANSACTION. Acquiport has the option to unwind the transaction if AOPP is not publicly traded within 18 months. Under the agreement, AOPP may become publicly traded through the merger, an initial public offering of at least $25 million or other mutually agreeable means. After the merger of AOPP into PSP11, Acquiport will no longer have the right to unwind the transaction.

     REPRESENTATION ON THE BOARD; VOTING AGREEMENT. Acquiport has the right to designate one nominee, and PSI has the right to designate two nominees, to the Board of Directors of AOPP. After the merger, the size of the Board of Directors of PSP11 will be increased to seven members: two nominees of PSI and five independent directors mutually acceptable to PSI and Acquiport. Acquiport and PSI have agreed to vote their respective shares of AOPP common stock (PSP11 Common Stock after the merger) to support such nominees to the Board. This voting agreement will further enhance PSI's control of PSP11 after the merger.

     This voting agreement expires at the later of the following dates: (i) when Acquiport's interest in AOPP (PSP11 after the merger) or PSI's interest in AOPP is less than 20%, assuming conversion of all interests in the Operating Partnership or (ii) four years after the date of the transaction with the state pension plan.

     REGISTRATION RIGHTS. AOPP (PSP11 after the merger) has granted certain registration rights to Acquiport in connection with the shares of AOPP common stock (PSP11 Common Stock after the merger) acquired by Acquiport.

     Approximately one year after AOPP is publicly traded, AOPP (PSP11 after the merger) will be required to file and maintain a "shelf" registration statement under the Securities Act for the shares of common stock acquired by Acquiport. Acquiport will also have the right to demand that AOPP (PSP11 after the merger) cooperate with Acquiport in underwritten offerings, provided such right may be invoked not more often than once per year, nor more than twice during the term of the registration agreement and generally for not less than $50,000,000 of shares. During any such offering, AOPP (PSP11 after the merger) may be required to refrain from issuing any securities for six months after completion of such offering. Acquiport will also have the right, with respect to most registrations of AOPP common stock (PSP11 Common Stock after the merger) by the applicable corporation, to include shares owned by Acquiport in such registrations.

     Under the registration rights agreement, AOPP (PSP11 after the merger) will pay all expenses relating to registrations and Acquiport will pay all underwriting discounts and commissions relating to the sale of its stock. The registration rights agreement contains other terms (including for indemnification of the state pension plan and Acquiport) that are generally customary to registration rights agreements of its type. The registration rights agreement will expire when the shares owned by Acquiport are freely tradable without restriction, except that the right to include shares in other registrations will continue until Acquiport owns less than $25,000,000 of stock and the right to demand cooperation in underwritten offerings will generally continue until Acquiport owns less than $50 million of stock.

     FUTURE ISSUANCES OF COMMON STOCK. Until December 31, 1998, AOPP (PSP11 after the merger) has agreed to make reasonable efforts to allow Acquiport to purchase shares in most underwritten offerings of common stock in order to maintain its proportionate holdings. Also, if AOPP (PSP11 after the merger) proposes to issue shares of common stock at less than $22.88 in the case of PSP11, Acquiport will have the right to purchase a number of shares on the same proposed terms sufficient for Acquiport to maintain its percentage interest in AOPP (PSP11 after the merger). This right will terminate when AOPP (PSP11 after the merger) raises $155,000,000 of common stock in one or more public offerings.

    REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITIES. The agreement for
the  acquisition  of  properties  by  AOPP  contains  various   representations,
warranties, covenants and indemnities generally customary for a transaction of this type. These provisions will be enforceable against PSP11 after the merger.

     PSI'S COVENANT NOT TO COMPETE. PSI has agreed with AOPP (PSP11 after the merger) and Acquiport not to compete in the ownership and operation of commercial properties of the type owned and operated by AOPP (PSP11 after the merger). PSI's agreement will not apply to commercial properties currently owned by PSI. After the merger, PSI's agreement may also be waived as to a particular transaction by the independent directors of PSP11.

     PSI's agreement will expire when Acquiport's interest or PSI's interest in AOPP (PSP11 after the merger) is less than 7.5%, assuming conversion of all interests in the Operating Partnership. PSI's agreement will also expire three years after the merger or when the aggregate net common equity of AOPP (PSP11 after the Merger) and the Operating Partnership exceeds $1 billion.

     OTHER PROVISIONS. Prior to AOPP becoming publicly traded through the merger or otherwise, (i) AOPP has agreed to certain restrictions on its operations and to issue shares to Acquiport to enable it to maintain its percentage interest in AOPP and (ii) PSI has granted AOPP certain rights upon a proposed sale by PSI of shares in AOPP. Also, prior to AOPP becoming publicly traded through the merger or otherwise, if AOPP grants certain shareholder rights to other investors, it is required to grant similar rights to Acquiport.

         D.   Stock Issuances To Institutional Investors
              ------------------------------------------

     AOPP has entered into an agreement with a group of institutional investors (ABKB/LaSalle Securities Limited Partnership, Cohen & Steers Capital Management, Inc., Morgan Stanley Asset Management, Harvard Private Capital Realty, Inc., Stanford University, State of Michigan Retirement Systems and The Fidelity REIT Collective Pool, State Employees' Retirement Fund of the State of Delaware, J.W. McConnell Family Foundation and Fidelity Real Estate Investment Portfolio) under which AOPP will issue up to 5,740,741 shares of AOPP common stock at $27 per share in cash (an aggregate of up to $155,000,000) or an equivalent of $22.88 per share of PSP11 Common Stock at the exchange ratio for the merger of 1.18. The agreement between AOPP and the institutional investors and the merger are not conditioned on each other. However, the agreement with the investors will require AOPP to use all commercially reasonable efforts to effect the merger (including the property exchange with PSI) and, after the merger, any agreement between AOPP and the institutional investors will be enforceable against PSP11.

     The institutional investors will purchase up to $50,000,000 of AOPP common stock at an initial funding in January 1998 with the balance of the shares purchased at subsequent fundings through July 31, 1998. The institutional investors will be obligated to purchase additional shares only if the properties to be purchased with the sales proceeds meet certain acquisition criteria relating to their projected net operating income yield or the properties are approved by the institutional investors. There can be no assurance that these criteria will be met or that, even if they are met, any additional shares will be purchased.

     The institutional investors have the right to require that AOPP repurchase the shares of common stock acquired by the institutional investors if AOPP is not publicly traded within 18 months. After the merger, the institutional investors will no longer have this right.

     Upon completion of the merger, the institutional investors have the right to require PSP11 as the surviving corporation in the merger to file and maintain a "shelf" registration statement under the Securities Act for the shares of PSP11 Common Stock acquired by the institutional investors in the merger if necessary for such shares to be freely tradable. As soon as possible after any purchase by the institutional investors of additional shares, AOPP (or PSP11 after the merger) will be required to file a registration statement for the resale of these additional shares. If the merger does not occur before April 30, 1998, or in other limited circumstances, the institutional investors will have the right to require that AOPP file registration statements for the sale of their shares on up to three occasions and to include with respect to most registrations of AOPP common stock shares owned by the institutional investors in such registrations.

     Until January 31, 1999, AOPP (PSP11 after the merger) agrees to make reasonable efforts to allow the institutional investors to purchase shares in most underwritten offerings of common stock in order to maintain their proportionate holdings. Also, if AOPP (PSP11 after the merger) proposes to issue shares of common stock at less than the institutional investors' purchase price, the institutional investors have the right to purchase a number of shares on the same proposed terms sufficient for the institutional investors to maintain their percentage interest in AOPP (PSP11 after the merger). This right terminates when AOPP (PSP11 after the merger) raises $155,000,000 of common stock in one or more public offerings. AOPP also agrees to certain additional restrictions on its capital raising activities until the merger.

     The agreement with the institutional investors contains various representations, warranties, covenants, indemnities and conditions customary for a transaction of this type. These provisions, as well as the agreement to issue shares at subsequent fundings, will be enforceable against PSP11 after the merger.

         Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

                 c.  Exhibits
                     --------

                 2. Amended and Restated Agreement and Plan of Reorganization by and among PSP11, AOPP and PSI dated as of December 17, 1997 (the "Agreement and Plan of Reorganization"), and form of Agreement of Merger between PSP11 and AOPP (Exhibit A to the Agreement and Plan of Reorganization) are filed herewith; the other exhibits to the Amended and Restated Agreement and Plan of Reorganization have been omitted and will be furnished to the Securities and Exchange Commission upon request.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       PUBLIC STORAGE PROPERTIES XI, INC.





Date:  January 30, 1998           By: /s/ David P. Singelyn
                                      ----------------------
                                      David P. Singelyn
                                      Vice President and Chief Financial Officer